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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                              CALIFORNIA AMPLIFIER, INC.


    California Amplifier, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

    DOES HEREBY CERTIFY:

    FIRST: That a meeting of the Board of Directors on May 16, 1996, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of said corporation for consideration and approval thereof at the annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

    "RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered "IV" so that, as amended the first paragraph of said article shall be and read in its entirety as follows:

                                      ARTICLE IV

    The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 33,000,000 shares, divided into 30,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share."

    SECOND: That on July 19, 1996, pursuant to a resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the annual meeting of the stockholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

    IN WITNESS WHEREOF, said CALIFORNIA AMPLIFIER, INC. has caused this

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certificate to be signed by Ira Coron, its Chief Executive Officer, and
Michael R. Ferron, its Secretary, this 18th day of September, 1996.

                                  CALIFORNIA AMPLIFIER, INC. a
                                  Delaware corporation

                                  By:  /s/ Ira Coron
                                       -------------
                                     Ira Coron, Chief Executive Officer


ATTEST:  /s/ Michael R. Ferron
        ---------------------
      Michael R. Ferron, Secretary